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                        [COOLEY GODWARD LLP LETTERHEAD]






                                November 6, 1997




VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: FORM 15 FOR ELEXSYS INTERNATIONAL, INC.

Ladies and Gentlemen:

On behalf of Elexsys International, Inc., a Delaware corporation, I have attached hereto, for filing under the EDGAR system, a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934.

Very truly yours,

/s/ David L. Wilke
-------------------------
David L. Wilke
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                          Elexsys International, Inc.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)

 Delaware                    000-11691                  953534864
----------                  -----------                -----------
(State or other             (Commission                (I.R.S. Employer
jurisdiction of             File Number)               Identification Number)


                     4405 Fortran Court, San Jose, CA 95134
                    ----------------------------------------
                    (Address of principal executive offices)


                                 (408) 935-6330
                                ----------------
              (Registrant's telephone number, including area code)


                    Common Stock, par value $1.00 per share
                  -------------------------------------------
            (Title of each class of securities covered by this form)



                                      N/A
                   ------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)    [ ] Rule 12g-4(a)(2)(ii)    [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)   [ ] Rule 12h-3(b)(1)(i)     [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)    [ ] Rule 12h-3(b)(1)(ii)    [ ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
Common Stock: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Elexsys International, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                   ELEXSYS INTERNATIONAL, INC.

November 6, 1997                   /s/ W.F. Barry Hegarty
                                   -----------------------------
                                   W.F. Barry Hegarty, President
                                      and Chief Operating Officer